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                                                                       EXHIBIT 5



(214) 922-4120


                                 April 30, 2002


Dave & Buster's, Inc.
2821 Manana Drive
Dallas, Texas 75220

Gentlemen:

         We have served as counsel for Dave & Buster's, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, as amended, covering the issuance of a maximum of 1,000,000 shares (the "Shares") of Common Stock, $.01 par value, of the Company to be issued in connection with the 1995 Stock Incentive Plan and the Stock Option Plan for Outside Directors.

         We have examined such documents and questions of law as we have deemed necessary to render the opinion expressed herein. Based upon the foregoing, we are of the opinion that the Shares, when issued and delivered, will be duly and validly issued and outstanding, fully paid and non-assessable.

         We consent to the use of this opinion as Exhibit 5 to the Registration Statement.

                                        Very truly yours,

                                        /s/ HALLETT & PERRIN, P.C.